Exhibit 99.1

GAP INC. REPORTS MARCH SALES DOWN 6 PERCENT;
COMPARABLE STORE SALES DOWN 8 PERCENT

SAN FRANCISCO - April 9, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.29 billion for the five-week period that ended April 4, 2009, which represents a 6 percent decrease compared with net sales of $1.37 billion for the five-week period that ended April 5, 2008. The company's comparable store sales for March 2009 were down 8 percent compared with an 18 percent decrease in March 2008.

Comparable store sales by brand and region for March 2009 were as follows:

  Gap North America: negative 14 percent versus negative 14 percent last year
  Banana Republic North America: negative 16 percent versus negative 8 percent last year
  Old Navy North America: flat versus negative 27 percent last year
  International: negative 5 percent versus negative 3 percent last year

"Although our sales results for March were mixed overall, we're pleased with the customer response to Old Navy's spring product and with our ability to deliver total company merchandise margins above last year," said Sabrina Simmons, chief financial officer of Gap Inc.

During March, the company ran its "Give & Get" promotion. Through the four-day sales event, employees were able to offer their friends and family a 30 percent discount on merchandise, and the company donated $1.5 million of those sales to help specific nonprofit organizations.

Year-to-date net sales were $2.08 billion for the nine weeks that ended April 4, 2009, a decrease of 9 percent compared with net sales of $2.28 billion for the nine weeks that ended April 5, 2008. The company's year-to-date comparable store sales decreased 10 percent compared with a 13 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

April Sales

The company will report April sales on May 7, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Melissa Swanson

(415) 427-5148